Exhibit 99.1
NEWS RELEASE

Media Contact:                            Investor Relations Contact:
Michele Long                            Sheila G. Spagnolo
Phone (610) 251-1000                        Phone (610) 251-1000
mmlong@triumphgroup.com                    sspagnolo@triumphgroup.com

TRIUMPH APPOINTS NEW CHIEF FINANCIAL OFFICER

Seasoned Financial Executive, James McCabe, Joins Triumph Group

BERWYN, Pa. - July 27, 2016 -Triumph Group (NYSE:TGI) today announced that James McCabe is joining the company as its Senior Vice President and Chief Financial Officer (CFO) effective August 8, 2016. McCabe joins Triumph from Steel Partners Holdings where he last served as Senior Vice President and CFO, and President, Shared Services. He brings more than 25 years of diverse financial and operating experience to his new role.

“We are pleased to welcome Jim to Triumph where he will apply his extensive experience in finance and operating roles, and expertise building and leading high performance teams to accelerate our efforts on cost reduction, improving cash from operations and expanding margins,” said Dan Crowley, Triumph’s president and chief executive officer. “Jim’s track record in profit and loss roles, prior restructuring and shared service accomplishments and lean operating system skills make him well suited to the needs of Triumph Group.”

McCabe will lead Triumph’s corporate accounting, financial planning and analysis, investor relations, tax, and treasury organizations. The finance leaders at each of Triumph’s four business units will report directly to him.

McCabe’s broad financial management experience includes successfully leading the listing of Steel Partners Holdings on the New York Stock Exchange in 2012, and the listings of its subsidiaries Handy & Harman and Steel Excel on the NASDAQ Capital Market in 2008 and 2015, respectively. As CFO of Steel Partners Holdings, McCabe was responsible for accounting, audit, investor relations, risk management, tax, treasury, and operational excellence in those functions.

Prior to joining Steel Partners Holdings, McCabe served as Vice President, Finance and Treasurer of American Water’s Northeast Region, and President and CFO of Teleflex Aerospace, which served the global aviation industry. McCabe received a Bachelor of Science degree in business and economics from Lehigh University. He is a certified public accountant and Six Sigma Green Belt, and served as a member of the Board of Governors and the Civil Aviation Council Executive Committee for the Aerospace Industries Association.

Triumph Group, Inc., headquartered in Berwyn, Pa., designs, engineers, manufactures, repairs and overhauls a broad portfolio of aerostructures, aircraft components, accessories, subassemblies and systems. The company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components, as well as commercial and regional airlines and air cargo carriers.

More information about Triumph can be found on the company’s website at http://www.triumphgroup.com.

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